Exhibit 7.6

FOURTH AMENDED AND RESTATED OWNERSHIP INTERESTS
PLEDGE AND SECURITY AGREEMENT

1.                                       Grant of Pledge and Security Agreement. INLAND REAL ESTATE INVESTMENT CORPORATION, a Delaware corporation having a place of business at 2901 Butterfield Road, Oak Brook, Illinois 60523 (“Borrower”), INLAND INVESTMENT STOCK HOLDING CORPORATION, a Nevada corporation having a place of business at 500 North Rainbow Boulevard, Suite 300, Las Vegas, Nevada 89107 (“Inland ISHC”), INLAND FUNDING CORPORATION, a Nevada corporation having a place of business at 701 Green Valley Parkway, Henderson, Nevada 89074 (“IFC”), PARTNERSHIP OWNERSHIP CORPORATION, an Illinois corporation having a place of business at 2901 Butterfield Road, Oak Brook, Illinois 60523 (“POC”; Borrower, Inland ISHC, IFC and POC, are collectively referred to herein as “Pledgor”) do hereby pledge, assign, transfer and deliver to BANK OF AMERICA, N.A., a national banking association, in its capacity as administrative agent (the “Administrative Agent”) under the Credit Agreement (as hereinafter defined) and do hereby grant to Administrative Agent and the Lenders (as defined in the Credit Agreement) a first priority, perfected security interest in the Collateral (as hereinafter defined) including, but not limited to, the shares of Inland Western Retail Real Estate Trust, Inc., a Maryland corporation, to secure the Obligations (as hereinafter defined). The execution and delivery of this agreement (this “Agreement”) is a condition precedent to the continued effectiveness of the Credit Agreement and has been necessitated by the Borrower’s desire to transfer certain of the Pledge Securities (as hereinafter defined). This Agreement is an amendment, restatement and, as applicable, continuation of that certain Third Amended and Restated Ownership Interests Pledge and Security Agreement dated as of March 13, 2006, as the same may have been amended, restated, supplemented or otherwise modified from time to time, does not constitute a novation or release of any of the obligations of the “Pledgors” referenced therein. The Borrower is directly liable for the Obligations and will be substantially benefited by the execution and delivery of this Agreement by the parties thereto and each of Inland ISHC, IFC and POC is an affiliate of the Borrower that will be substantially benefited by the execution and delivery of the Credit Agreement by the parties thereto.

2.                                       Credit Agreement and Defined Terms. This Agreement is delivered pursuant to the terms of that certain Third Amended and Restated Credit Agreement dated as of July 31, 2008, by and among Borrower, Administrative Agent, Banc of America Securities LLC as sole lead arranger and sole book manager, and lenders parties thereto (as the same may be from time to time further amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Capitalized terms used herein which are not otherwise specifically defined herein shall have the same meaning herein as in the Credit Agreement.

3.                                       Collateral. The term “Collateral” shall mean and include all of the following:

(a)                                       the right, title and interest of POC and Inland ISHC, respectively, as shareholders in Inland Real Estate Corporation, a Maryland corporation (“IREC”), as and to the extent set forth on Exhibit A attached hereto (collectively, the “IREC Pledged Securities”);

(b)                                      the right, title and interest of IFC, as shareholder in Inland Western Retail Real Estate Trust, Inc., a Maryland corporation (“IWEST”; each of IWEST and IREC shall be a “Subject Company” and, collectively, IWEST and IREC shall be referred to herein from time to time as the “Subject Companies”), as and to the extent set forth on Exhibit A attached hereto (collectively, the “IWEST Pledged Securities”; and, together with the IREC Pledge Securities, the “Pledged Securities”); and

(c)                                       all of Pledgor’s rights and privileges with respect to the Pledged Securities, including without limitation all certificates and other documents relating thereto, all of Pledgor’s income, cash flow, rights of distribution, dividends, interest, other rights to payments of proceeds, accounts, fees, profits, and any other rights to payment of Pledgor which in any way relate to or arise out of the Pledged Securities, or in which Pledgor may be entitled, whether now existing or hereafter arising, as to any of the foregoing whether from or with respect to Pledgor’s interest as a shareholder in IREC or IWEST (as applicable), whether the same are now held by Pledgor or hereafter acquired or in which Pledgor obtains an interest, and all books, records, electronically stored data and information relating to any the foregoing, and all rights of access to such books, records and information and to all properties in which such books, records, and electronically stored data are stored, recorded and maintained, and all substitutions, additions, interest, dividends and other distributions (including, without limitation, stock splits) arising out of or in respect thereof, all general intangibles relating thereto, and all products and proceeds, both cash and non-cash, arising out of or in respect of any of the foregoing.

4.                                       Obligations. The term “Obligations” shall mean all of the Borrower’s Obligations, as defined in the Credit Agreement and all other obligations of Pledgor to Administrative Agent and Lenders, whether now existing or hereafter arising, direct or indirect, absolute or contingent, under any one or more of: (i) this Agreement; (ii) the Credit Agreement, Note, or any other Credit Document; and (iii) each of the same as hereafter modified, amended, extended or replaced.

5.                                       Warranties and Representations. Pledgor warrants and represents to, and agrees with, Administrative Agent and Lenders that:

5.1                                 Pledgor is and shall be the owner of the Collateral free and clear of all pledges, liens, security interests and other encumbrances of every nature whatsoever, except in favor of Administrative Agent and Lenders.

5.2                                 Pledgor has the full right, power and authority to pledge the Collateral and to grant the security interest in the Collateral as herein provided.

5.3                                 There are no restrictions on the transfer of the Collateral to Administrative Agent and Lenders hereunder, or with respect to any subsequent transfer thereof or realization thereupon by Administrative Agent and Lenders.

5.4                                 There are no outstanding options, warrants or other agreements with respect to the Collateral.

5.5                                 True and complete copies of the organizational documents of each of the Subject Companies have been delivered by Pledgor to Administrative Agent, and the same have not been further amended or modified in any respect whatsoever.

5.6                                 All of the warranties and representations made by or in respect of Pledgor under the Credit Agreement and the other Credit Documents are true, accurate and complete.

5.7                                 The execution, delivery and performance of this Agreement by Pledgor does not and shall not result in the violation of any mortgage, indenture, material contract, instrument, agreement, judgment, decree, order, statute, rule or regulation to which Pledgor is subject, or by which it or any of its property is bound.

5.8                                 Pledgor shall not suffer or permit any lien or encumbrance to exist on or with respect to the Collateral except in favor of Administrative Agent and Lenders.

5.9                                 This Agreement constitutes the legal, valid and binding obligation of Pledgor in accordance with the terms hereof and has been duly authorized, executed and delivered.

5.10                           The Pledged Securities have been validly issued and are fully paid and non-assessable; the holder thereof is not and will not be subject to any personal liability as such holder; the Pledged Securities are not subject to any charter, bylaw, statutory contractual or other restriction governing their issuance, pledge, transfer, ownership or control except that the sale or transfer of the Pledged Securities may be limited in the absence of an effective registration statement (i) under the Securities Act of 1933, as amended, (ii) under applicable state securities laws, and (iii) under applicable non-U.S. laws.

5.11                           Any consent, approval or authorization of or designation or filing with any authority on the part of Pledgor which is required in connection with the pledge and security interest granted under this Agreement has been obtained or effected and is in full force and effect.

6.                                       Pledgor’s Agreements. Pledgor agrees so long as the Obligations remain outstanding that:

6.1                                 All stock certificates and other instruments with respect to the Collateral are being delivered to Administrative Agent simultaneously herewith (or have been delivered to Administrative Agent prior to the date hereof) together with stock powers duly executed by Pledgor. Pledgor shall deliver or cause the Subject Companies, as applicable, to deliver directly to Administrative Agent all instruments, stock certificates or other documents representing the Collateral acquired or received after the date of this Agreement together with stock powers duly executed by Pledgor. If at any time Administrative Agent notifies Pledgor that additional stock powers are required with respect to the Collateral, Pledgor shall promptly execute and deliver the same to Administrative Agent.

6.2                                 Pledgor shall execute all such instruments, documents and papers, and do all such acts as Administrative Agent may reasonably request from time to time to carry into effect the provisions and intent of this Agreement including, without limitation, the execution of stop-transfer orders, stock powers, notifications to obligors on the Collateral, the providing of notification in connection with book-entry securities or general intangibles, and the providing of instructions to the issuers of uncertificated securities, and will do all such other acts as Administrative Agent may request with respect to the perfection and protection of the pledge and security interests granted herein and the assignments effected hereby.

6.3                                 Pledgor shall keep the Collateral free and clear of all liens, encumbrances, attachments, security interest pledges and charges, except in favor of Administrative Agent and Lenders.

6.4                                 Pledgor shall not transfer the Collateral or any direct or indirect interest therein to any other person, firm, corporation or entity other than Administrative Agent and Lenders.

6.5                                 Pledgor shall deliver to Administrative Agent, if and when received by Pledgor, any item representing or constituting any of the Collateral including, without limitation, all cash dividends and distributions and any additional shares of stock or any other property of any kind distributable on or by reason of the Collateral. If under any circumstance whatsoever any of such proceeds should be paid to or come into the hands of Pledgor, Pledgor shall hold the same in trust for immediate delivery to Administrative Agent to be held as additional Collateral. If any additional shares of stock, stock certificates, instruments or other property against which a security interest can only be perfected by possession of the same by Administrative Agent, which are distributable by reason of the Collateral, come into the possession or control of Pledgor, Pledgor shall immediately transfer and deliver the same to Administrative Agent; provided, however, that until the occurrence of an Event of Default hereunder or under the Credit Agreement or any of the Credit Documents, Pledgor may retain ordinary and regular cash distributions with respect to the Collateral, but may not retain, and shall deliver to Administrative Agent, as set forth above, distributions related to financing or refinancing of projects, sale of property, casualty loss, taking of property or return of capital contributions, and all certificates of ownership whether now existing or hereafter received as a result of any dividends, splits or other transactions in or affecting the Collateral. Administrative Agent shall apply all distributions so delivered or as may be received by Administrative Agent towards the satisfaction of the Obligations or, at its discretion in each instance, Administrative Agent may retain the same as Collateral hereunder.

6.6                                 Insofar as the same may be material or significant to Administrative Agent’s and Lenders’ interests, Pledgor (as applicable) shall perform all of its obligations as a shareholder of each Subject Company.

6.7                                 Pledgor shall not itself or on behalf of any Subject Company take any action or refrain from taking any action which would cause or result in a violation of any provisions of the Credit Documents.

7.                                       Events of Default. It shall be, without further notice or demand, an “Event of Default” hereunder upon the occurrence of any of the following: (i) the occurrence of an Event of Default as defined in the Credit Agreement or the other Credit Documents; or (ii) the failure of Pledgor to pay and perform all of Pledgor’s obligations to Administrative Agent and Lenders hereunder, unless such failure is cured or remedied within the applicable grace period, if any, set forth or referred to in the Credit Agreement or the other Credit Documents.

Upon any such Event of Default, any and all of the Obligations shall become immediately due and payable at the option of Administrative Agent on behalf of Lenders and Administrative Agent on behalf of Lenders may exercise any one or more of the rights and remedies as hereinafter set forth or as set forth and provided for in each of the other Credit Documents.

8.                                       After Event of Default

8.1                                 Upon the occurrence of any Event of Default, and at any time thereafter (unless Administrative Agent has waived such Event of Default by written instrument signed by a duly authorized officer of Administrative Agent), Administrative Agent on behalf of Lenders shall have all of the rights and remedies of (i) a shareholder in each of the Subject Companies and/or (ii) a secured party upon default under the Uniform Commercial Code as adopted in the State of North Carolina, in addition to which Administrative Agent on behalf of Lenders may sell or otherwise dispose of the Collateral and/or enforce and collect the Collateral (including, without limitation, the liquidation of debt instruments or securities and the exercise of conversion rights with respect to convertible securities, whether or not such instruments or securities have matured, and whether or not any penalties or other charges are imposed on account of such action) for application towards (but not necessarily in complete satisfaction of) the Obligations. Pledgor shall remain liable to Administrative Agent and Lenders for any deficiency remaining following such application.

8.2                                 Unless the Collateral is perishable, threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event Administrative Agent shall give Pledgor such notice as may be practicable under the circumstances), Administrative Agent shall give Pledgor at least the greater of the minimum notice required by law, or ten (10) days’ prior written notice of the date, time and place of any public sale thereof, or of the time after which any private sale or any other intended disposition is to be made.

8.3                                 Pledgor acknowledges that any exercise by Administrative Agent of Administrative Agent’s and Lenders’ rights upon default will be subject to compliance by Administrative Agent with the applicable statutes, regulations, ordinances, directives and orders of any federal, state, municipal or other governmental authority including, without limitation, any of the foregoing which may restrict the sale or disposition of securities. Administrative Agent in its sole discretion at any such sale or in connection with any such disposition may restrict the prospective bidders or purchasers as to their number, nature of business, investment intention, or otherwise, including, without limitation a requirement that the persons making such purchases represent and agree to the satisfaction of Administrative Agent that they are purchasing the Collateral, or some portion thereof, for their own account, for investment and not with a view towards the distribution or a sale thereof, or that they otherwise fall within some lawful exemption from registration under applicable laws.

8.4                                 The proceeds of any collection or of any sale or disposition of the Collateral, or any portion thereof, held pursuant to this Agreement shall be applied towards the Obligations in such order and manner as Administrative Agent on behalf of Lenders determines in its sole discretion, any statute, custom or usage to the contrary notwithstanding. Pledgor shall remain liable to Administrative Agent and Lenders for any deficiency remaining following such application.

9.                                       Actions By Administrative Agent. Upon an Event of Default, Administrative Agent may transfer the Collateral into its name or that of its nominee and may receive the income and any distributions thereon and hold the same as Collateral for the Obligations or apply the same to any of the Obligations. While an Event of Default exists, Pledgor hereby designates Administrative Agent, or any agent designated by Administrative Agent, as the attorney-in-fact of the Pledgor to: (a) endorse in favor of Administrative Agent and Lenders any of the Collateral; (b) cause the transfer of any of the Collateral in such name as Administrative Agent may from time to time determine; (c) cause the issuance of certificates for book entry and/or uncertificated securities; (d) renew, extend or roll over any Collateral; (e) make, demand and initiate actions to enforce any of the Collateral or rights therein; and

(f) file financing statements, continuation statements, and amendments thereto describing the Collateral without the signature of Pledgor. In addition, regardless of whether an Event of Default exists, (i) Pledgor authorizes Administrative Agent at any time and from time to time to file financing statements, continuation statements, and amendments thereto describing the Collateral without the signature of Pledgor and (ii) Administrative Agent may take such action with respect to the Collateral as Administrative Agent may reasonably determine to be necessary to protect and preserve its interest in the Collateral. While an Event of Default exists, Administrative Agent shall have and may exercise at any time all rights, remedies, powers, privileges and discretions of Pledgor with respect to and under the Collateral, including without limitation all voting rights available to holders of the Collateral. The within designation and grant of power of attorney is coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of Administrative Agent. The power of attorney shall not be affected by subsequent disability or incapacity of Pledgor. Neither Administrative Agent nor any Lender shall be liable for any act or omission to act pursuant to this Section 9, except for any act or omission to act which is in actual bad faith.

10.                                 Rights and Remedies. The rights, remedies, powers, privileges and discretions of Administrative Agent and Lenders hereunder (hereinafter, the “Rights and Remedies”) shall be cumulative and not exclusive of any rights, remedies, powers, privileges or discretions which it may otherwise have. No delay or omission by Administrative Agent or any Lender in exercising or enforcing any of the rights and remedies shall operate as, or constitute, a waiver thereof. No waiver by Administrative Agent or any Lender of any Default or any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other of the Credit Documents. No exercise of any of the Rights and Remedies and no other agreement or transaction of whatever nature entered into between Administrative Agent or any Lender and Pledgor at any time shall preclude any other exercise of the Rights and Remedies. No waiver by Administrative Agent or any Lender of any of the Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion nor shall it be deemed a continuing waiver.  All of the Rights and Remedies and all of Administrative Agent’s and Lenders’ rights, remedies, powers, privileges and discretions under any other agreement or transaction are cumulative and not alternative or exclusive and may be exercised by Administrative Agent or any Lender at such time or times in such order of preference as Administrative Agent or such Lender in its sole and absolute discretion may determine.

11.                                 Pledgor’s Consent and Waiver. Pledgor hereby agrees that Administrative Agent, on behalf of Lenders, may enforce its rights as against the Pledgor, the Collateral, or as against any other party liable for the Obligations, or as against any other collateral given for any of the Obligations, in any order or in such combination as Administrative Agent may in its sole discretion determine, and Pledgor hereby expressly waives all suretyship defenses and defenses in the nature thereof, agrees to the release or substitution of any collateral hereunder or otherwise, and consents to each and all of the terms, provisions and conditions of the other Credit Documents. The Pledgor further: (a) waives presentment, demand, notice and protest with respect to the Obligations and the Collateral; (b) waives any delay on the part of Administrative Agent or any Lender; (c) assents to any indulgence or waiver which Administrative Agent or any Lender may grant or give any other person liable or obliged to Administrative Agent or such Lender for or on account of the Obligations; (d) authorizes Administrative Agent to alter, amend, cancel, waive or modify any term or condition of the obligations of any other person liable or obligated to Administrative Agent and Lenders for or on account of the Obligations without notice to or further consent from Pledgor; (e) agrees that no release of any property securing the Obligations shall affect the rights of Administrative Agent or any Lender with respect to the Collateral hereunder which is not so released; and (f) to the fullest extent that it is not unlawful to do so, waives the right to notice and/or hearing, if it might otherwise be entitled thereto, prior to Administrative Agent’s or any Lender’s exercising the Rights and Remedies upon an Event of Default.

12.                                 Administrative Agent and Lenders May Assign. Pledgor agrees that upon any sale or transfer by Administrative Agent or any Lender of the Credit Documents and the indebtedness evidenced thereby, Administrative Agent or such Lender may deliver to the purchaser or transferee the Collateral, who shall thereupon become vested with all powers and rights given to Administrative Agent or such Lender in respect thereto, and Administrative Agent or such Lender shall be thereafter forever relieved and fully discharged from any liability or responsibility in connection therewith.

13.                                 Limits on Administrative Agent’s and Lenders’ Duties. Neither Administrative Agent nor any Lender shall have any duty as to the collection or protection of the Collateral, or any portion thereof, or any income or distribution thereon, beyond the safe custody of such of the Collateral as may come into the actual possession of Administrative Agent or such Lender, and neither Administrative Agent nor any Lender shall have any duty as to the preservation of rights against prior parties or any other rights pertaining thereto.

14.                                 Miscellaneous.

14.1                           Administrative Agent’s and Lenders’ Rights and Remedies may be exercised without resort to or regard to any other source of satisfaction of the Obligations.

14.2                           All of the agreements, obligations, undertakings, representations and warranties herein made by the Pledgor shall inure to the benefit of Administrative Agent and Lenders and their respective successors and assigns and shall bind Pledgor and its successors and assigns.

14.3                           This Agreement and all other instruments executed in connection herewith incorporate all discussions and negotiations between the Pledgor and Administrative Agent and Lenders concerning the matters included herein and in such other instruments. No such discussions or negotiations shall limit, modify or otherwise affect the provisions hereof. No modification, amendment or waiver of any provisions of the within Agreement or of any provision of any other agreement between the Pledgor and Administrative Agent or any Lenders shall be effective unless executed in writing by the party to be charged with such modification, amendment and waiver and, if such party be Administrative Agent or a Lender, then by a duly authorized officer thereof.

14.4                           This Agreement and all other documents in Administrative Agent or any Lender’s possession which relate to the Obligations may be reproduced by Administrative Agent or such Lender by any photographic, photostatic microfilm, microcard, miniature photographic, xerographic or similar process and, with the exception of instruments constituting the Collateral, Administrative Agent or any Lender may destroy the original from which any document was so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction shall be likewise admissible in evidence.

14.5                           Captions in this Agreement are intended solely for convenience and shall not have any affect on the meaning or interest of any provisions hereof.

14.6                           Each provision hereof shall be enforceable to the fullest extent not prohibited by applicable law. The invalidity and unenforceability of any provision(s) hereof shall not impair or affect any other provision(s) hereof which are valid and enforceable.

14.7                           This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such agreement is sought.

14.8                           Any demand, notice or request by either party to the other shall be given in the manner provided therefor in the Credit Agreement.

14.9                           This Agreement shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the State of North Carolina without regard to principles of conflicts of law.

15.                                 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, IFC, INLAND ISHC, POC, ADMINISTRATIVE AGENT AND LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF

DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND LENDERS TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN.

16.                                 Joint and Several. The obligations of Borrower, Inland ISHC, IFC, and POC hereunder shall be joint and several.

[Signature page attached]

This Agreement has been executed and delivered within the as an instrument under seal as of the 31st day of July, 2008.

PLEDGOR:

INLAND REAL ESTATE INVESTMENT CORPORATION, a Delaware corporation

By:	/s/ Catherine L. Lynch
	Name:	Catherine L. Lynch
	Title:	Treasurer

INLAND INVESTMENT STOCK HOLDING CORPORATION, a Nevada corporation

By:	/s/ Catherine L. Lynch
	Name:	Catherine L. Lynch
	Title:	Treasurer

PARTNERSHIP OWNERSHIP CORPORATION, an Illinois corporation

By:	/s/ Catherine L. Lynch
	Name:	Catherine L. Lynch
	Title:	Treasurer

INLAND FUNDING CORPORATION, a Nevada corporation

By:	/s/ Alan F. Kremin
	Name:	Alan F. Kremin
	Title:	Treasurer

EXHIBIT A
PLEDGED SECURITIES

IREC PLEDGED SHARES

CERTIFICATE NO.	SHAREHOLDER	NO. OF SHARES IN IREC
IRC 16348	POC	100,903
IRC 20033	Inland ISHC	20,000
IRC 20020	Inland ISHC	136,363
IRC 20021	Inland ISHC	500,000
IRC 20022	Inland ISHC	500,000
IRC 20023	Inland ISHC	500,000
IRC 20024	Inland ISHC	500,000
IRC 20025	Inland ISHC	500,000
IRC 20026	Inland ISHC	500,000
TOTAL:		3,257,266

IWEST PLEDGED SHARES

CERTIFICATE NO.	SHAREHOLDER	NO. OF SHARES IN IWEST
IWR 0787	IFC	500,000
IWR 0788	IFC	500,000
IWR 0789	IFC	500,000
IWR 0790	IFC	500,000
IWR 0791	IFC	500,000
IWR 0792	IFC	500,000
IWR 0793	IFC	500,000
IWR 0794	IFC	500,000
IWR 0795	IFC	500,000
IWR 0796	IFC	500,000
IWR 0797	IFC	500,000
IWR 0798	IFC	500,000
IWR 0799	IFC	500,000
IWR 0800	IFC	500,000
IWR 0802	IFC	500,000
IWR 0805	IFC	500,000
IWR 0803	IFC	437,500
TOTAL:		8,437,500